Exhibit (a)(1)(D)
GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3RD AVENUE, 4th FLOOR
NEW YORK, NEW YORK 10017
INSTRUCTIONS TO NOTICE OF WITHDRAWAL OF ELECTION FORM
If you previously elected to accept the offer by Global Business Travel Group, Inc. (“GBTG”) to exchange all of your outstanding Eligible Legacy Options and / or all of your outstanding Eligible BCA Options for New RSUs, subject to the terms and conditions of the Amended and Restated Offer to Exchange Eligible Options for New Restricted Stock Units dated January 11, 2023 (the “Amended Exchange Offer”), and you would like to change your election and withdraw the tender of all your Eligible Legacy Options or Eligible BCA Options, or both as applicable, for exchange, you must complete and sign this Notice of Withdrawal of Election Form (this “Notice of Withdrawal”) and return it to GBTG before 11:59 p.m., Eastern Standard Time, on Thursday, January 26, 2023, unless extended (the “Expiration Time”). Once you have completed and signed this Notice of Withdrawal, please return it to GBTG by the following means:
Return via email (by PDF or similar imaged document file) to: MIPExchange@amexgbt.com
Your tendered Eligible Legacy Options or Eligible BCA Options, as applicable, will not be considered withdrawn from the Amended Exchange Offer until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Participant, any previously tendered Eligible Legacy Options or Eligible BCA Options, or both as applicable, will be cancelled pursuant to the Amended Exchange Offer in exchange for the grant of New RSUs, and if you participate in the Amended Exchange Offer with respect to your Eligible Legacy Options, all of your outstanding Legacy Options that are in-the-money at the Expiration Time based on the closing price of a share of Class A Common Stock on the Closing Date will be automatically exercised as of the Expiration Time based on a cashless net-exercise and net-settlement for applicable taxes (based on the closing price of a share of Class A Common Stock on the Closing Date). You must sign the Notice of Withdrawal using the same name that appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.
Once you have withdrawn Eligible Options, you may re-tender such Eligible Options prior to the Expiration Time. Any such subsequent elections to tender Eligible Options will be accepted only via email to MIPExchange@amexgbt.com of a new, signed and dated Election Form, a form of which is being provided to you concurrently with this email and is attached as an exhibit to Amendment No. 2 to the Tender Offer Statement on Schedule TO filed by GBTG with the U.S. Securities and Exchange Commission on January 11, 2023, or you can request a form via email at MIPExchange@amexgbt.com.
You should receive a confirmation of receipt after submitting your Notice of Withdrawal. If you have not received a confirmation of receipt before Thursday, January 26, 2023, please contact us promptly via email at MIPExchange@amexgbt.com to confirm that we received your Notice of Withdrawal.
DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE LEGACY OPTIONS OR ELIGIBLE BCA OPTIONS, AS APPLICABLE, FOR EXCHANGE PURSUANT TO THE AMENDED EXCHANGE OFFER.

GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3RD AVENUE, 4th FLOOR
NEW YORK, NEW YORK 10017
NOTICE OF WITHDRAWAL OF ELECTION FORM
Return via email (by PDF or similar imaged document file) to: MIPExchange@amexgbt.com
I previously received from Global Business Travel Group, Inc. (“GBTG”) Amendment No. 2 to the Tender Offer Statement on Schedule TO and the exhibits thereto including the Amended and Restated Offer to Exchange Eligible Options for New Restricted Stock Units and the Summary Term Sheet - Questions and Answers, dated January 11, 2023 (collectively, the “Amended Offer Documents”) and the Election Form. I executed the Election Form via DocuSign (and if applicable, for subsequent elections, by email), in which I elected to tender all of my Eligible Legacy Options or all of my Eligible BCA Options, or both as applicable, in exchange for New RSUs. By submitting this Notice of Withdrawal of Election Form (this “Notice of Withdrawal”), I am revoking that election and hereby withdraw from the Amended Exchange Offer with respect to all of my Eligible Legacy Options or all of my Eligible BCA Options, or both as applicable. All capitalized terms used in this Notice of Withdrawal but not defined herein shall have the meanings given in the Amended Offer Documents.
I understand that, by signing this Notice of Withdrawal and delivering it to GBTG, I withdraw my acceptance of the Amended Exchange Offer with respect to all of my Eligible Legacy Options or Eligible BCA Options, as applicable. By rejecting the Amended Exchange Offer with respect to my Eligible Legacy Options or Eligible BCA Options, as applicable, I understand that none of my Eligible Legacy Options or Eligible BCA Options, as applicable, will be cancelled in exchange for the grant of New RSUs, and I will retain the Eligible Options not tendered in connection with the Amended Exchange Offer, subject to their existing exercise price, term, vesting schedule and other terms and conditions. I agree that GBTG has made no representations or warranties to me regarding my rejection of the Amended Exchange Offer. The withdrawal of my Eligible Legacy Options or Eligible BCA Options, as applicable, from the Amended Exchange Offer is at my sole and exclusive discretion. I agree that GBTG will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Legacy Options or Eligible BCA Options, as applicable.
By signing below, I make the following revocation(s):
 ☐ I revoke my prior election to tender all of my Eligible Legacy Options.
 ☐ I revoke my prior election to tender all of my Eligible BCA Options.

(Signature)

(Print Name)

(Date)